Exhibit 4

SECOND AMENDMENT TO CREDIT AGREEMENT
This SECOND Amendment to Credit Agreement (“Amendment”) is made and entered into as of May 1, 2014, by and between BADGER METER, INC., a Wisconsin corporation (the “Borrower”), and BMO HARRIS BANK N.A. (the “Bank”).
R E C I T A L
WHEREAS, the Borrower and the Bank are parties to that certain Credit Agreement dated as of May 23, 2012 (the “Credit Agreement”); and

WHEREAS, the Borrower and the Bank desire to make certain amendments to the Credit Agreement pursuant to the terms and conditions hereof.

A G R E E M E N T S
NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Defined Terms. All capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

2. Amendment of Section 1.1. Section 1.1 of the Credit Agreement is hereby amended by amending the following definition:

“Revolving Commitment” shall mean the obligation of the Bank to make Revolving Loans to the Company in an aggregate amount not exceeding $100,000,000, as reduced from time to time pursuant to the terms of hereof.

“Termination Date” shall mean, (a) with respect to the Revolving Loans, May 1, 2017, and (b) with respect to the Foreign Currency Revolving Loans, May 1, 2017, or such earlier date on which the Commitments shall be terminated pursuant to the terms hereto.

3. Amendment of Section 2.4. Section 2.4 of the Credit Agreement is hereby amended by amending clause (d) as follows:
(d) Intentionally blank.

4. Representations and Warranties of the Borrower. In order to induce the Bank to enter into this Amendment and in recognition of the fact that the Bank is acting in reliance thereupon, the Borrower represents and warrants to the Bank as follows:

(a)
The Borrower has the power and authority to enter into, deliver and issue this Amendment and to continue to borrow under the Agreement, as amended hereby. Each of the Credit Agreement, as amended hereby, and this Amendment when duly executed on behalf of the Borrower, constitutes the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms.

(b)
The execution and delivery of this Amendment and the prospective borrowing and performance by the Borrower of its obligations under the Credit Agreement, as amended hereby, have been authorized by all necessary action on the part of the Borrower.

(c)
The representations and warranties of the Borrower contained in the Credit Agreement are true and correct in all material respects as of the date of this Amendment as though made on and as of the date of this Amendment, except to the extent such representations or warranties relate to any earlier date in which case such representations and warranties shall continue to be true and correct in all material respects as of such date.

(d)	As of the date of this Amendment, no Default or Event of Default has occurred and is continuing.

5. Miscellaneous.

(a)
Each reference in the Credit Agreement to “this Agreement” and each reference in each of the Related Documents to the “Credit Agreement” shall be deemed a reference to the Credit Agreement, as further amended by this Amendment.

(b)
The Borrower shall pay or reimburse the Bank for its expenses, including reasonable attorneys’ fees and expenses, incurred in connection with the Credit Agreement and this Amendment for the preparation, examination and approval of documents in connection therewith or herewith, the preparation hereof and expenses incurred in connection therewith or herewith.

(c)
This Amendment is being delivered and is intended to be performed in the State of Wisconsin and shall be construed and enforced in accordance with the laws of that state without regard for the principles of conflicts of laws.

(d)
Except as expressly modified or amended herein, the Agreement shall continue in effect and shall continue to bind the parties hereto. This Amendment is limited to the terms and conditions hereof and shall not constitute a modification, acceptance or waiver of any other provision of the Agreement.

(e)	This Amendment may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to Credit Agreement effective as of the date first written above.

BADGER METER, INC.

By:	/s/ Richard A. Meeusen
Name: Richard A. Meeusen
Title: Chairman, President and CEO

By:	/s/ Richard E. Johnson
Name: Richard E. Johnson
Title: Sr. VP-Finance, CFO & Treasurer

BMO HARRIS BANK N.A.

By:	/s/ David C. Doran
Name: David C. Doran
Title: Senior Vice President